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                                                                   EXHIBIT 99.01

NEWS RELEASE

[SITRICK AND COMPANY LOGO]


                                        Contact:  Sitrick and Company
                                                  Michael Sitrick
                                                  Donna K.H. Walters
                                                  (310) 788-2850
                                                  Anne George
                                                  (212) 755-2850


FOR IMMEDIATE RELEASE

                     CALIFORNIA JOCKEY CLUB FILES LAWSUIT AGAINST
           BAY MEADOWS OPERATING COMPANY, DISSIDENT GROUP, AND OTHERS;
                        CHARGES VIOLATIONS OF SECURITIES LAWS

        SAN MATEO, CALIF. - AUGUST 14, 1996 - The California Jockey Club (AMEX:CJC) today said it filed a lawsuit charging Bay Meadows Operating Company
(BMOC), two of BMOC's directors, and a group of California Jockey Club dissident shareholders with violations of the Securities Exchange Act.

        The complaint was filed late Tuesday in the U.S. District Court for the Northern District of California in San Francisco.

        Named as defendants are BMOC; John C. Harris, its chairman and a member of the dissident group; F. Jack Liebau, its president; and nine other members of the dissident group calling itself California Jockey Club Shareholders Committee. Those members are: David Gjerdrum, Barton D. Heller, Jerrylee Vanderhurst, Ronald J. Volkman, Ashton Cloniger, F. Scott Gross, Doris Johnson, Noble Threewitt and Frank Wipfli.

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2029 Century Park East, Suite 1750
Los Angeles, CA 90067
(310) 788-2850  Fax: (310) 788-2855


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        According to the lawsuit, the defendants' "failure to make required filings with the Securities and Exchange Commission (SEC) and disclosures to the investing public" violated SEC rules and regulations. These actions, the lawsuit states, were taken by the defendants "in connection with their concerted efforts to effect a change in control of CJC by electing five of their number as the five directors of CJC."

        By bringing the suit, CJC seeks to "compel defendants to make the required filings and disclosures ... and to enjoin defendants from participating in further unlawful solicitations of proxies, from voting their existing shares and proxies, and from delivering any proxies obtained by them to CJC."

        CJC is a real estate investment trust that owns approximately 178 acres of land in San Mateo, where the Bay Meadows Racecourse is situated. BMOC leases substantially all of that land from CJC and operates the racecourse. Shares of the two companies are traded on a paired basis.

        The Board of Directors of CJC has nominated four current directors, Kjell H. Qvale, James Harris, James Conn and Brian Herrera, for re-election to the Board. According to a letter mailed to stockholders August 13 with CJC's proxy materials, these nominees have pledged to continue to pursue a course of action, initiated by the current Board, that provides CJC with "the opportunity for additional earnings and increased dividends and [to] generate funds to supply Bay Meadows' stable needs, and thereby support continuance of live racing at Bay Meadows."


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        The letter, which was signed by Mr. Qvale, further states that "critical to this plan is the sale of two parcels for an aggregate of approximately 73 acres of the total 178 acres owned by CJC at Bay Meadows...[for] $52 million."

        On the other hand, the dissident group, according to proxy materials filed with the SEC, seeks to "explore the broad options that CJC may presently have to declare void, rescind and/or modify the real estate sales contracts." To this end, the dissident group has sought proxies of CJC stockholders in its bid to oust the current Board of Directors.

        Also, BMOC has filed preliminary materials with the SEC calling for a special meeting of its (and CJC's) stockholders one-half hour before, and in the same location as, CJC's annual meeting, scheduled for 10 a.m., August 30, 1996 at the Bay Meadows Racecourse.

        CJC says in the complaint that the BMOC special meeting was called "without any proper corporate purpose of BMOC, without making required disclosures, and by disseminating false and misleading proxy materials." This, the CJC lawsuit contends, is a "too-clever-by-half artifice" designed to influence CJC's stockholders and is "false and misleading in the extreme."

        By their actions, the lawsuit states, BMOC's directors "have been doing everything in their power to prevent CJC from going forward with the transactions."

        Mr. Liebau and Mr. John Harris -- who is one of the dissident group's nominees to the CJC board -- have "acted in concert with the [dissident] Committee and its other members, in their collective efforts to benefit and entrench [John] Harris and Liebau at the expense of CJC and its stockholders by duping the CJC stockholders into electing the dissident slate," the lawsuit

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contends. "In doing so, defendants are pursuing their personal interests, which are not only unrelated to the welfare of the stockholders of BMOC, but detrimental to that welfare."

        The lawsuit states that the dissident group, including Liebau and John Harris, have acquired 5.57% of the outstanding CJC common stock but that, contrary to securities regulations, "no report of such aggregate ownership has been made to CJC, the SEC, or the American Stock Exchange (the exchange on which CJC's shares are traded)."

        Also, the dissident group only belatedly disclosed "the membership of defendant [John} Harris...", and its "proxy materials are false and misleading...in failing to disclose adequately the multiple roles, and conflicts of interest, faced by defendant [John] Harris, in his capacities as chairman of the board of directors of BMOC, a member of the [dissident] Committee, a nominee on the dissident slate, and as the sole shareholder of a business which is a supplier to BMOC."

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